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Constellation Brands Completes Sale of Value Spirits
Business; Updates Fiscal 2009 Guidance
•	Plans to use $210 million in net after-tax cash proceeds from sale of value spirits business to reduce borrowings in fiscal 2010
•	Targets comparable basis diluted EPS of $1.60 - $1.62 for fiscal 2009
•	Expects fiscal 2009 free cash flow within $360 million to $390 million range; debt decreases by more than $800 million for the year
•	Expects non-cash impairment and other charges to reduce fiscal 2009 reported basis results and targets reported basis diluted loss per share of $1.26 - $1.28 for fiscal 2009
•	Targets fiscal 2010 cost reductions
•	Provides fiscal 2010 outlook for diluted EPS and free cash flow

VICTOR, N.Y., March 25, 2009 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the largest wine company in the world, announced today that it has completed the sale of its value spirits business to Sazerac Company, Inc. for $334 million, subject to post-closing adjustments.
The company also announced that it has updated its diluted earnings per share (“EPS”) outlook for fiscal 2009.  The company’s new comparable basis diluted EPS range for fiscal 2009 is targeted to be $1.60 - $1.62 compared to the company’s previous estimate of $1.68 - $1.72.  The revision is driven primarily by an increasingly challenging global economic environment, particularly the accelerated deterioration in the company’s U.K. and Australian businesses during its fourth quarter.

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“We experienced weaker than expected demand in our European and Australian businesses during the Christmas and New Year holiday,” said Rob Sands, president and chief executive officer of Constellation Brands. “The most significant impact was felt in the U.K., where the economy weakened during this critical selling season, retail competition intensified, and we made the decision to forego participation in significant price discounting offered by multiple grocers. Previously, we passed through price increases to offset two duty increases that were implemented earlier in the year.”
“While we have already begun to take actions in the U.K. to align the cost structure with the realities of the marketplace, we believe it is appropriate to implement additional cost reductions not only in the U.K., but across our global businesses,” Sands continued. “Although not finalized, these initiatives are currently expected to result in the elimination of approximately five percent of our global workforce.” Additional details of the restructuring will be included as part of the company’s earnings announcement scheduled for April 8, 2009.
Also, during the fourth quarter, the company expects to record an estimated $430 million of after-tax charges, primarily related to the non-cash impairments of certain goodwill, intangible assets and equity method investments associated with the company’s international businesses. These one-time charges will drive a reported basis loss for fiscal 2009 and will be excluded from comparable basis results.  For fiscal 2009, the company now expects a reported basis diluted loss per share in the range of $1.26 - $1.28.
“Although we are experiencing the effects of the global recession, we are pleased that Constellation’s free cash flow generation continues to be strong and is anticipated to be within our previously guided $360 - $390 million range for fiscal 2009,” said Bob Ryder, chief financial officer of Constellation Brands. “We continue to be in a strong liquidity position, as total debt has decreased by more than $800 million from year end fiscal 2008, primarily through a combination of strong free cash flow and proceeds from asset dispositions. Our focus on rapid deleveraging has allowed us to achieve our debt to comparable basis EBITDA goal for the year in the low four times range.”

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In addition, in connection with the sale of the value spirits business, the company has received $274 million in cash proceeds and a note receivable for $60 million. The entire net after-tax cash proceeds of approximately $210 million will be used to further reduce Constellation’s borrowings.  To achieve synergies and operating efficiencies, the company will consolidate the retained premium spirits business into its North American wine operations.
For fiscal 2010, the company expects the challenging macro-economic operating environment to continue and as a result, is targeting comparable basis diluted EPS growth in the low-to-mid single digit range versus fiscal 2009. Free cash flow is expected to fall below fiscal 2009 levels due primarily to the expected $65 million tax impact from the sale of the value spirits business and $50 million in favorable hedge transaction settlements that is not expected to reoccur in fiscal 2010. The company will provide further details relating to its fiscal 2010 outlook, including key strategic initiatives, in connection with its fourth quarter fiscal 2009 earnings news release and conference call.
 “In North America, the wine industry continues to grow and we continue to see consumers trading up albeit at lower rates as compared to its peak. The company’s U.S. spirits business continues to experience strong growth rates driven by sales of SVEDKA Vodka. Increased promotional activities in the Crown imported beer business are expected to offset the impact of the recession in some of our key markets,” said Sands.  “We are taking decisive action to ensure we are adaptive and responsive to the rapidly-changing global economy by remaining focused on creating efficiencies, generating cash flow and paying down debt. The continuation of this strategy in combination with worldwide cost reductions positions us well for the future as we work through the current challenging macro economic environment and take advantage of the recovery when it occurs.”

Fourth Quarter Earnings Release and Conference Call

The company will report financial results for its fiscal fourth quarter and full year ended Feb. 28, 2009, on Wednesday, April 8, 2009, before the open of U.S. markets.  A conference call to discuss the financial results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder, at 10:30 a.m. eastern time, April 8, 2009.

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The conference call can be accessed by dialing +973-935-8505 beginning at 10:20 a.m. (eastern).  A live, listen-only webcast of the conference call will be available on the Internet at the company’s Web site, www.cbrands.com, in the Investors section.  Financial and statistical information discussed in the conference call, and a reconciliation of reported (GAAP) financial measures with comparable or non-GAAP financial measures, will also be available on the company’s Web site when the call begins, under Investors and by selecting Financial Information/Financial History.  For anyone unable to participate in the conference call, a replay will be available on the company’s Web site.

Explanations
Reported basis (“reported”) diluted earnings (loss) per share are as reported under generally accepted accounting principles in the U.S.  Diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring charges and unusual items.
The company discusses additional non-GAAP measures in this news release, including free cash flow.
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands
Constellation Brands, Inc. is the largest wine company in the world with a strong portfolio of consumer-preferred premium wine brands complemented by spirits, imported beer and other select beverage alcohol products. The company has significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Victor, N.Y., the company has more than 200 brands in its portfolio, sales in about 150 countries and operates approximately 50 facilities.  It is the largest premium wine company in the U.S.; the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; and the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo.  Constellation Brands is a S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Robert Mondavi wines, Hardys, Clos du Bois, Blackstone, Banrock Station, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka. To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

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Forward-Looking Statements
The statements and estimates in this news release update the statements and estimates set forth under the heading Outlook in the company’s news release dated Jan. 7, 2009, and the statements and estimates set forth in the company’s news release dated Jan. 12, 2009.
The statements set forth in this news release which are not historical facts regarding Constellation's business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, or information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
The Projections are as of March 25, 2009, and to the best of the company’s knowledge, timely and accurate when made. After April 7, 2009, the Projections should be considered historical and not subject to update by the company to reflect subsequent developments.
The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:
•	successful integration of acquired businesses and realization of expected synergies;
•	completion of various portfolio actions;
•
achievement of all expected cost savings from the company's various restructuring plans, realization of expected asset sale proceeds from the sale of inventory and other assets, and receipt of all consideration from the divestiture of the value spirits business;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company's acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring charges, acquisition-related integration costs, other one-time costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, and its Quarterly Report on Form 10-Q for the fiscal quarter ended Nov. 30, 2008, which could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the year ended February 28, 2009.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of the historical non-GAAP financial measures.

Fiscal Year 2009 Diluted (Loss) Earnings Per Share Guidance	Range for the Year Ended February 28, 2009

Forecasted diluted loss per share - reported basis (GAAP)	$(1.28)	$(1.26)
Inventory step-up	0.06	0.06
Strategic business realignment(1)	0.96	0.96
Other(2)	1.84	1.84
Impact of anti-dilutive potential common shares (3)	0.02	0.02
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(4)	$1.60	$1.62

(1)
Includes $0.64, $0.09, $0.08, $0.07, $0.05, $0.02 and $0.02 diluted earnings per share for the year ended February 28, 2009, associated with the Australian Initiative, a loss, primarily on assets held for sale, in connection with the disposal of the value spirits business, the loss in connection with the disposal of the Pacific Northwest wine brands, the Fiscal 2007 Wine Plan, the Fiscal 2008 Plan, the loss in connection with the sale of a nonstrategic Canadian distilling facility, and other previously announced restructuring plans, respectively.(4)

(2)
Includes $1.23, $0.38, $0.18 and $0.05 diluted earnings per share for the year ended February 28, 2009, associated with impairments of certain goodwill and intangible assets, impairments of certain equity method investments, the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges, and a loss on the write-down of certain inventory.  The amounts associated with the impairments of certain goodwill, intangible assets and equity method investments represent the company's current estimates and are subject to change in connection with the completion of the company's annual impairment testing.(4)

(3)
In accordance with the antidilution provisions of SFAS No. 128, the dilutive impact of potential common shares is excluded from the company's reported basis diluted loss per share calculation.  As a result of the company having net income on a comparable basis, the dilutive impact of potential common shares is included in the company's comparable basis diluted earnings per share calculation.

(4)	May not sum due to rounding as each item is computed independently.

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

Fiscal Year 2009 Free Cash Flow Guidance	Range for the Year Ended February 28, 2009

Net cash provided by operating activities (GAAP)	$490.0	$520.0
Purchases of property, plant and equipment	(130.0)	(130.0)
Free cash flow (Non-GAAP)	$360.0	$390.0